Exhibit 5.1

250 VESEY STREET  •  NEW YORK, NEW YORK 10281.1047

TELEPHONE: +1.212.326.3939  •  JONESDAY.COM

January 30, 2026

Cibus, Inc.

6455 Nancy Ridge Drive

San Diego, CA 92121

Re:	Up to 15,333,332 Shares of Class A Common Stock of Cibus, Inc.

Ladies and Gentlemen:

We are acting as counsel for Cibus, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of up to 15,333,332 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), pursuant to an Underwriting Agreement, dated as of January 29, 2026 (the “Underwriting Agreement”), by and among the Company and BTIG, LLC.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based upon the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and delivered pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

As to facts material to the opinion expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of any other Delaware law or the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K, dated the date hereof, filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333-273062) (the “Registration Statement”) filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”), and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day